Exhibit 10.3

Amended and Restated Employment Agreement with
Robert Dickey IV dated August 3, 2010

EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN
HEMISPHERX BOIOPHARMA, INC. AND ROBERT DICKEY IV

This Agreement is effective as of September 1, 2010 ("Effective Date") between Hemispherx Biopharma, Inc. ("Hemispherx” or the “Company") and Robert Dickey IV ("Executive").

WHEREAS, the Company currently employs Executive as Senior Vice President;

WHEREAS, Company and Executive desire for Executive’s employment to continue on a month-to-month basis exclusively under the terms of this Agreement and the Confidentiality, Rights to Work, Covenant Not to Compete Agreement dated June 23, 2009, and incorporated by reference;

NOW THEREFORE, in consideration of the foregoing recitals incorporated herein and of the mutual promises and covenants set forth herein, the parties intending to be legally bound do hereby agree as follows:

1.           Position, Term, Duties, and Representations.
(a)           Company continues to hire Executive and Executive accepts employment as Company's Senior Vice President.  The term of such employment shall be month-to-month, with a 30 day termination notice.

(b)           In consideration for his continuing engagement, Executive shall devote his full time and best efforts to the position of Senior Vice President.  Executive shall comply with the policies of the Company and shall faithfully and to the best of his ability perform and render such services and perform such duties for the Company as it may reasonably request, or as may be necessary or desirable in performing or carrying out the intentions of this engagement.  Executive shall perform his duties at the Company’s office.

(c)           Executive represents and warrants that he is free to continue his engagement under this Agreement for employment with the Company and that he is not bound by any other employment agreement, nondisclosure agreement, noncompetition agreement or any other agreement, document or obligation that may infringe on his ability to, in any manner, prevent Executive from performing any of the duties that may be required of Executive during the course of his employment with the Company, or that may result in liability to the Company in any matter, action, suit or proceeding concerning Executive.

2.           Compensation; Benefits.
(a)           Company will pay Executive at an annual salary rate of $302,500.00, less applicable withholding and taxes, payable in accordance with Company's standard payroll policy.

(b)            Executive shall be entitled to continue to participate in the customary benefits normally made available by the Company.

(c)            Executive shall be entitled to paid holidays as outlined in the Company's employee handbook.

(d)           Executive acknowledges and agrees that he has been paid all compensation due to him prior to the commencement of this Agreement (through September 1, 2010), whether in the form of salary, bonus or benefits of employment, and that there are no other agreements between Executive and Company surviving this Agreement in which any consideration of any kind whatsoever is due and owing to Executive.  Executive agrees that he is not entitled to receive and will not claim, any additional compensation, wages, bonuses or benefits, other than what is expressly set forth herein, and hereby expressly waives any right to additional compensation, wages, bonuses, and benefits.

3.           Unrelated Business Activities.  Executive shall work full-time for the Company.  Executive shall not, directly or indirectly, alone or as a member of any company, partnership, entity or organization, be actively engaged in or concerned with any other duties or pursuits which interfere, in the reasonable determination of the Company, with the performance of his duties for the Company.

4.           Company Policies; Non-Competition, Confidentiality; No Other Agreements.
(a)           Executive is familiar with and has reviewed and shall comply with Company's personnel policies except to the extent that such policies conflict with the terms of this Agreement, in which event this Agreement shall control.

(b)           Executive has entered into that certain Confidentiality, Rights to Work, Covenant Not to Compete Agreement, attached hereto as Exhibit A and incorporated herein by reference. Executive acknowledges and agrees that said Agreement continues to be in force and shall survive the execution and termination of this Agreement, and that, in the event Executive breaches or violates his obligations thereunder Company shall have the right, in addition to any other remedies available to it, to cease making payments under this Agreement and to recover all consideration previously tendered under this Agreement by Company.

(c)           Executive acknowledges and agrees that any and all agreements, whether oral or written, between Company and Executive are hereby terminated and shall be deemed null and void except for this Agreement and Executive’s obligations under that certain Confidentiality, Rights to Work, Covenant Not to Compete Agreement dated as of June 23, 2009 (collectively, the “Surviving Agreements”).

5.           Termination
(a)           In the event of the death of Executive, this Agreement shall terminate immediately and any and all compensation then due Executive shall be paid to his estate.

(b)           In the event Executive is unable to perform his duties under this Agreement due to reasonably verifiable physical or mental disability, for a period in excess of sixty (60) days, or for a total sixty (60) days, consecutive or not, within the term of this Agreement, the Company shall be permitted to terminate this Agreement without further liability to Executive.  “Disability” shall mean that Executive shall have been unable to perform services contemplated due to a physical or mental disability.

(c)           Definition of Terms.  The following terms referred to in this Section shall have the following meanings:

“Disability: shall mean that Executive shall have been unable to perform services contemplated due to a physical or mental disability.

(d)           Upon the termination date of this Agreement, Executive agrees that he shall return to the Company within one (1) day prior to said termination date all property of Company in his possession, custody or subject to his control, including, but not limited to, keys, equipment, machines, or personal items provided for his use, credit and identification cards, customer lists, all tangible property of the Company, Company work product, any and all other files and documents relating to the Company and its business, together with all written or recorded materials, documents, computer discs, plans, records, notes or other papers belonging to Company, including electronic versions. Executive further agrees that he shall not make, distribute, retain copies or destroy any such information or property and shall maintain as confidential any information of the Company which cannot be returned.

6.           General.
(a)           Parties Bound by Agreement. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, heirs, executors and administrators, and successors.  This Agreement shall not be assignable in whole or in part by either party, except that the Company may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.

(b)           Entire Agreement. This Agreement and the exhibits hereto contain the entire agreement of the parties with respect to employment and the subject matter hereof.  Executive agrees that he has not relied on any representations, promises, or agreements of any kind made to him in connection with this Agreement or his employment except those expressly set forth in this Agreement. The parties acknowledge and agree that this Agreement has been negotiated between and among them, and in the event of a dispute about the meaning, construction, or interpretation of this Agreement, no presumption shall apply so as to construe the language of the Agreement for or against any party to this Agreement.

(c)           Modification and Waiver. No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.  The waiver of either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

(d)           Severability. If any provision of this Agreement or the application thereof is held invalid, illegal, void or unenforceable, in whole or in part, such determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in full force and effect and shall be in no way affected, impaired, or invalidated, and the provision in question shall be modified, as appropriate, so as to be rendered enforceable.

(e)           Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

(f)           Confidential. Absent the written consent of the parties this Agreement shall be kept confidential except that the Company may disclose the agreement to the extent necessary to meet its Securities and Exchange Commission disclosure filing requirements.

(g)           Dispute Resolution.  Executive and Company agree that, if a dispute arises concerning or relating to Executive's employment with Company, or any dispute or controversy concerning the interpretation, construction or performance of this Agreement, the dispute shall be submitted to binding arbitration under the employment rules of the American Arbitration Association then in effect.  The arbitration shall take place in the city and county of Philadelphia, Pennsylvania (unless otherwise mutually agreed), and both Executive and Company agree to submit to the jurisdiction of the arbitrator selected in accordance with American Arbitration rules and procedures.  Executive and Company agree that any arbitration held in accordance with this paragraph shall be governed as follows: (1) the arbitration shall take place before a single arbitrator; and (2) each party shall be entitled to present no more than one day of evidence to the arbitrator.  Executive and Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising out of Executive's employment with Company, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification.  The parties expressly waive their right to a jury trial, and agree that the arbitrator's award shall be final, binding, and conclusive on both parties, and nonappealable.  The arbitrator shall have discretion to award monetary and other damages, or to award no damages, and to fashion any other relief the arbitrator deems appropriate, including injunctive relief.  The arbitrator shall award the prevailing party reasonable costs and attorney's fees incurred in bringing or defending an action under this paragraph.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

(h)           Counsel.  The parties to this Agreement expressly agree and represent that they and/or their counsel have reviewed this Agreement, that the parties hereto have thoroughly discussed all aspects of this Agreement with their counsel, or, if Executive is not represented by counsel in relation to his entering into this Agreement, that he has had an opportunity to have counsel of his choice review the terms of this Agreement, that the parties have read and fully understand all of the provisions of this Agreement, and that the parties enter into this Agreement voluntarily and of their own volition.

(i)           Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which shall constitute the same instrument.  A telefax copy of this Agreement shall have the same effect as an original.

IN WITNESS WHEREOF, the undersigned have set their hands on the dates indicated.

HEMISPHERX BOIPHARMA, INC.		ROBERT DICKEY IV

By:	/s/ Thomas K. Equels	/s/ Robert Dickey IV

Title:	Vice Chairman & General Counsel

Dated:	August 3, 2010	Dated:	August 2, 2010